Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

DeFi Development Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	10.00% Series C Cumulative Perpetual Preferred Stock, $0.00001 par value per share	(1)	457(o)		$	$74,750,000.00	0.0001381	$10,322.98
Fees Previously Paid	Equity	% Series C Cumulative Perpetual Preferred Stock, $0.00001 par value per share		457(o)		$	$100,000,000.00		$15,310.00

Total Offering Amounts:							$74,750,000.00		10,322.98
Total Fees Previously Paid:									15,310.00
Total Fee Offsets:									0.00
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”). Includes shares issuable upon the over-allotment option granted to the underwriters to purchase up to 15% of the shares of Series C Cumulative Perpetual Preferred Stock being sold in the offering.

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.